                                                                   Exhibit 10.42

                                                                  Execution Copy




                         SEVERANCE AGREEMENT AND RELEASE


     This Severance Agreement and Release, dated as of February 22, 1999 is entered into between Robert M. Martin ("Martin") residing at 919 Stuart Lane, Brentwood, Tennessee 37207, and New American Healthcare Corporation, a Delaware corporation ("NAH").

     WHEREAS, Martin was employed by NAH from about December 19, 1995, originally pursuant to an Employment Agreement dated as of December 19, 1995, which was terminated and superseded in its entirety on August 1, 1998 by a Severance and Noncompete Agreement dated as of August 1, 1998 (the "Severance and Noncompete Agreement"); and

     WHEREAS Martin has served as a Director of NAH from about December 19, 1995; and

     WHEREAS, as provided herein, Martin is resigning from his employment at NAH and as a Director of NAH; and

     WHEREAS, the parties hereto wish to resolve any and all matters arising out of or relating to Martin's employment and directorship at NAH;

     NOW, THEREFORE, in consideration of the mutual promises, releases and covenants contained herein, the parties hereby agree as follows:

     1. Martin hereby resigns his employment with NAH, effective as of 5:00 p.m. on February 22, 1999.

     2. The Severance and Noncompete Agreement is hereby amended as follows:

        (a) Section 3 ("Termination") of the Severance and Noncompete Agreement is hereby canceled and vacated and is of no further force and effect; and

        (b) Section 2 ("Restrictive Covenants") of the Severance and Noncompete Agreement is hereby amended by deleting the words "Section 3(b) hereof" on each occasion they occur therein and substituting therefor (i) on the first such occasion, the words "Section 3 of the Severance Agreement and Release dated February 22, 1999 (the "1999 Severance Agreement") and (ii) on each subsequent such occasion, the words "Section 3 of the 1999 Severance Agreement". In addition, the proviso at the end of clause (a) of said Section 2 is hereby deleted in its entirety and replaced with the following text:

     "provided, however, that the provisions of this Section 2(a) shall not be deemed to prohibit the Executive's ownership of (i) not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company, or ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of any other business, or (ii) any interest in any entity that is an affiliate of Welsh Carson, Anderson & Stowe VII, L.P. or any of its affiliates."

Except as otherwise provided hereinabove, all terms and provisions of the Severance and Noncompete Agreement shall remain in full force and effect.

     3. In consideration of Martin's execution and delivery of this Agreement and his agreement to abide by its terms, NAH agrees to provide to Martin, as severance payment, and in lieu of all amounts that would have been paid to him pursuant to Section 3 of the Severance and Noncompete Agreement, the following:

        (a) Martin's gross severance pay shall be $9,807 per two week pay period, equivalent to an annual rate of $255,000, for a period of two years, beginning on February 23, 1999 and terminating on February 22, 2001.

        (b) payment of Martin's five (5) weeks of accrued vacation.

        (c) NAH shall deduct or withhold from all payments to Martin under this Agreement all appropriate taxes, whether income taxes, payroll taxes, or otherwise.

        (d) Beginning on February 23, 1999 and terminating on February 22, 2001, subject to paragraph 23 hereof, Martin shall continue to be provided with the employee benefits set forth below, and no others:

     (i) an automobile allowance of $665 per month; and

     (ii) all of the following employee benefits provided to Martin by NAH:

          (A) short and long-term disability insurance and health and life insurance, in accordance with NAH's standard benefit programs as in effect as of the date hereof, including reimbursement for the private policy currently in effect;

          (B) health and dental insurance for Martin and his dependents, with no change in coverage; provided that, if NAH changes insurers, there will be no exclusion for pre-existing conditions of Martin or any of his dependents; and further provided that, if during such period Martin or any of his dependents no longer qualifies for such benefits, NAH shall obtain for Martin and/or his dependents from third party sources, at NAH's sole cost, substantially similar benefits;

          (C)  life insurance at current levels; and

          (D) to the extent not already made, a matching contribution to Martin's 401(k) plan account for the period of January 1, 1998 through February 22, 1999, which account NAH shall, as permitted by applicable law, cause to become fully vested for Martin as of February 22, 1999.

          (e) Notwithstanding the provisions of the Restricted Stock Agreement dated as of December 19, 1995 (the "Restricted Stock Agreement") among NAH and the other several parties thereto, including Martin, the Restricted Shares (as defined therein) held by Martin shall continue to vest from February 23, 1999 through July 31, 1999 at a rate equal to one-half the rate that would have been applicable if he had continued to be employed by NAH and any such Restricted Shares that would remain unvested after July 31, 1999 are being repurchased by NAH simultaneously with the execution and delivery hereof at a price of $.05 per share, with the result that, of the 184,875 Unvested Shares (as defined therein) held by Martin as of the date hereof, (i) one-half thereof (or 92,437 shares) are being repurchased by NAH and (ii) the remaining 92,437 such Unvested Shares (subject to paragraph 8 below) shall vest monthly, on the last day of each month, commencing February 28, 1999, at the rate of 1/6 of such 92,437 Unvested Shares each month.

          (f) Martin agrees and acknowledges that he is not entitled to any compensation, bonus, contribution, benefit, pension or other payment from NAH, in cash, in securities, or in kind, other than as set forth in this Agreement, and furthermore agrees that he will forever forbear from making any claim against NAH for such other compensation, bonus, contribution, benefit, pension or other payment.

     4. The Nonqualified Stock Option Agreement dated August 20, 1998 (the "Option Agreement") between NAH and Martin is hereby amended (i) by reducing the number of shares of Capital Stock (as defined therein) subject thereto from 133,678 to 26,736 (being 20% of the original amount), (ii) by providing that the option to purchase all such 26,736 shares is fully vested as of the date hereof, and such option may be exercised at any time or times prior to August 19, 2008, and (iii) by deleting in its entirety Section 6.14 ("Non-Compete Provisions") thereof. NAH further agrees that, with respect to any shares exercised by Martin under the Option Agreement, NAH waives its rights under Section 6.2(b) of the New American Healthcare Corporation Amended and Restated Stock Option Plan. Except as amended in this paragraph 4, all terms and provisions of the Option Agreement shall remain in full force and effect.

     5. Martin will execute and deliver to NAH, simultaneously with the execution and delivery of this Agreement, a letter of resignation substantially in the form annexed hereto as Exhibit A.

     6. (a) Except with respect to any indemnification obligation imposed on NAH by clause (ii) of paragraph 23 hereof, Martin irrevocably and unconditionally releases and discharges NAH, its past and present officers, directors, agents, attorneys, representatives, employees, servants, subsidiaries, affiliates, shareholders, successors and assigns, and all persons acting by, through, under or in concert with any of them (collectively, the "NAH Releasees"), jointly and severally, from any and all claims, demands, rights, liabilities, debts, liens, damages, punitive damages, costs, losses, expenses and/or compensation, covenants, contracts, controversies, agreements, promises, actions and causes of action, of every kind and nature whatsoever, at law or in equity, including, but not limited to, rights arising under the United States Constitution and the Constitution of the State of Tennessee, and/or under statute (both state and federal), rule, regulation, or ordinance (including, without limitation, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, including ss.504 thereof, the Civil Rights Act of 1866, 42 U.S.C. ss.1981, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Equal Pay Act, The Fair Labor Standards Act and the Employee Retirement Income Security Act ("ERISA"), all as amended), at common law, whether in tort, in contract or otherwise, known or unknown, suspected or unsuspected, disclosed or undisclosed, which against the NAH Releasees, or any of them, Martin ever had, now has or hereafter can, shall or may have for, upon, or by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of time to the date of this Release.

        (b) NAH irrevocably and unconditionally releases and discharges Martin, his past and present agents, attorneys, representatives, employees, servants, partners, successors and assigns, and all persons acting by, through, under or in concert with any of them (collectively, the "Martin Releasees"), jointly and severally, from any and all claims, demands, rights, liabilities, debts, liens, damages, punitive damages, costs, losses, expenses and/or compensation, covenants, contracts, controversies, agreements, promises, actions and causes of action, of every kind and nature whatsoever, at law or in equity, under statute (both state and federal), rule, regulation, or ordinance, at common law whether in tort, in contract or otherwise, known or unknown, suspected or unsuspected, disclosed or undisclosed, which against the Martin Releasees,



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

NAH ever had, now has or hereafter can, shall or may have for, upon, or by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of time to the date of this Release.

        (c) Nothing in this paragraph 6 is intended to or constitutes a release or waiver of any rights or obligations any party may have under this Agreement, and all such rights and obligations are expressly preserved.

     7. Martin and NAH expressly waive and release any and all claims or damages which exist as of the effective date of this Agreement, but which he or it, as the case may be, did not know or suspect to exist in his or its favor, whether through ignorance, oversight, error, negligence, or otherwise, and which may or might have materially affected his or its decision to execute this Agreement.

     8. Martin acknowledges that the payments and benefits to be provided to him pursuant to this Agreement exceed those to which he would otherwise be entitled. He further acknowledges that the agreement by NAH to provide such payments and other benefits, including without limitation the continued vesting of his Restricted Stock as hereinabove provided, is expressly conditioned upon his compliance with all the terms and conditions of this Agreement.

     9. (a) Martin represents and warrants (i) that he has not filed or commenced, individually or collectively, any actions, charges or claims against NAH or its present and former shareholders, partners, officers, directors, employees, agents, subsidiaries and affiliates, and that he will not, in the future, file or commence, individually or collectively, any such actions, charges or claims; (ii) that he has made no transfer, assignment, conveyance or other disposition to any other person or entity any claims against or any interest in claims against the NAH Releasees (iii) that no other person or entity has an interest in any such claims; and (iv) and that he is fully entitled to give his full and complete release of all such claims.

        (b) NAH represents and warrants (i) that it has not filed or commenced, individually or collectively, any actions, charges or claims against Martin, and that it will not, in the future, file or commence, individually or collectively, any such actions, charges or claims; (ii) that it has made no transfer, assignment, conveyance or other disposition to any other person or entity any claims against or any interest in claims against the Martin Releasees (iii) that no other person or entity has an interest in any such claims; and (iv) and that it is fully entitled to give its full and complete release of all such claims.

     10. With respect to any action or proceeding by or against NAH or any of its officers, directors or employees, whether civil or criminal, at law, in equity, before any administrative board, agency or officer (collectively, for this paragraph, "NAH"), or


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

otherwise, Martin will cooperate fully with NAH in the prosecution or defense of any such action or proceeding. Such cooperation shall include, without limitation, Martin making himself available for interviews by counsel for NAH, assisting in responding to discovery, making himself available as a witness for deposition, trial or hearing testimony, or such other assistance as NAH may reasonably require. NAH will, to the extent necessary and appropriate, select and retain counsel for Martin in any such proceeding, subject to the consent of Martin, which shall not unreasonably be withheld, and NAH shall pay the fees and expenses of such counsel.

     11. Martin agrees forever to forbear from rendering any voluntary assistance to any person or entity prosecuting any claim, action or proceeding against NAH, or contemplating or considering the commencement or prosecution of any such action or proceeding.

     12. Martin and NAH agree that they will not make any communications or statements to the press or other third parties, including without limitation to any hospitals and health care organizations or officials, denigrating or impugning the character, ethics, integrity, or present or future business or financial performance, ability, position or circumstances of the other or of any of NAH's officers, directors or employees.

     13. Martin acknowledges, agrees and reaffirms that the provisions of
Section 1 ("Confidential Information") and, as amended by paragraph 2 hereof,
Section 2 ("Restriction Covenants") of the Severance and Noncompete Agreement remain in full force and effect on and after the date of this Agreement, and further agrees that his right to receive any payment or benefit hereunder is conditioned on his strict compliance with such provisions.

     14. This Agreement is a compromise and settlement of disputed claims, and this Agreement shall not be deemed or construed to be an admission of liability, or of the merit or lack of merit of any claim or defense asserted, or that could be asserted, on the part of any party hereto. The parties further agree and understand that this Agreement is being entered into for the purpose of avoiding further expense and threatened litigation, and this Agreement shall not be offered into evidence in any action or proceeding between the parties for any purpose whatsoever, except to enforce the terms thereof.

     15. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the United States and of the State of Tennessee, without giving effect to any choice of law principles thereof (except that any agreement amended hereby shall, as so amended, continue to be governed by the law provided therein).



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


     16. The parties hereto consent to the exclusive personal jurisdiction of the Federal and State Courts located within or encompassing Williamson County, Tennessee in any action arising out of or relating to this Agreement, or to the breach of alleged breach thereof, and agree furthermore that the exclusive venue of any such action shall be within the area of jurisdiction of such courts. In any such action, the prevailing party shall be entitled to recover, in addition to all other costs allowed by law, its or his reasonable attorney's fees.

     17. Martin acknowledges and agrees that the remedies of NAH at law, if any, for any breach or threatened breach of the provisions of paragraph 13 hereof would be inadequate and, therefore, agrees that NAH shall be entitled to appropriate injunctive and other equitable relief from a court of competent jurisdiction, as such court may determine. Nothing in this paragraph 17 is intended to alter any law, statute or rule regarding the burden of proof or burden of persuasion in any such proceeding. In any such action, Martin waives his rights, if any, to the posting of a bond or other security by NAH.

     18. This Agreement shall be binding upon, and inure to the benefit of, the successors, heirs, devisees, legatees, executors, administrators, assigns, trustees, and agents of each of the parties hereto.

     19. By signing this Agreement, Martin acknowledges and agrees that:

         (a) he has been afforded a reasonable and sufficient period of time to review this Agreement and conduct such investigation and make such inquiries as he deems appropriate, for deliberation and for negotiation of the terms hereof, that he has consulted with legal counsel of his choice before signing it, and that such counsel has represented him in negotiating the terms of this Agreement;

         (b) he has carefully read and understands the terms of this Agreement, which have been fully explained to him by his legal counsel;

         (c) he has signed this Agreement freely and voluntarily and without duress or coercion of any kind, and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

         (d) the only consideration for entering into this Agreement are the terms stated herein, and no other promise, statement or representation of any kind has been made to Martin by any person or entity whatsoever to cause him to sign this Agreement; and

         (e) all waiting, "cooling off" or other periods during which this Agreement could be re-considered, revoked or rescinded, if any, have, subject to the


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

proviso set forth below, expired as of the date of his execution of this Agreement, and, to the extent any such period has not expired, Martin waives, to the fullest extent permitted by law, any such right to re-consider, revoke or rescind this Agreement; provided, however, that, anything in this clause (e) to the contrary notwithstanding, Martin may revoke his agreement to release claims under the Age Discrimination in Employment Act if he does so within seven days of executing this Agreement and this Agreement shall not be binding on NAH until expiration of such seven-day revocation period.

     20. The parties acknowledge and agree that this Agreement and the other documents executed and delivered by the parties pursuant hereto, together with the Severance and Noncompete Agreement, the Restricted Stock Agreement and the Option Agreement (each as amended hereby), contain the entire understanding of the parties with respect to their subject matter, and there are no representations, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. Each party hereto expressly disclaims having entered into this Agreement and any other documents executed and delivered by the parties pursuant hereto by reason of any promise, statement, representation, warranty, covenant or undertaking other than those expressly set forth herein or therein. It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect whatsoever, except by a writing duly executed by the parties or their authorized representatives. The parties acknowledge and agree that they will make no claim at any time or place that this Agreement has been orally altered or modified in any respect whatsoever. This Agreement is not effective until it has been fully executed and delivered by all the parties and the seven-day revocation period provided by paragraph 19 has expired.

     21. This Agreement may be executed in one or more counterparts, each of which shall constitute a duplicate of the original, and which together shall constitute one document.

     22. NAH shall reimburse Martin for his reasonable attorneys' fees and expenses incurred in connection with this Agreement.

     23. Nothing herein affects, in any manner, (i) the rights of Martin to continuation of health care insurance under COBRA, it being expressly understood that, except as provided in paragraph 3(d) hereof, NAH has no obligation of any kind whatsoever, either arising under this Agreement or otherwise, to pay for or finance, in whole or in part, in any manner whatsoever, any health care, insurance or other employee pension or welfare benefits, as such terms are defined in ERISA, for Martin or for any member of his family, and (ii) the obligation of NAH to indemnify Martin as a former officer and director of NAH, as provided by the By-Laws and Certificate of Incorporation of NAH and in accordance with the law of the State of Delaware.


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

     24. Martin will submit all expense vouchers and other requests for reimbursement on or before February 28, 1999, with respect to all expenses and disbursements incurred by him on behalf of NAH on or before February 22, 1999, and NAH will reimburse Martin therefor in accordance with its regular practice.

     25. Except as may be required by applicable law, the parties agree that any publicity or communication to a third party of the existence of this Agreement or of its terms or provisions, or any announcement or other form of disclosure to third parties of Martin's resignation, shall be in a form mutually acceptable to both parties and reviewed and approved of in advance by the non-disclosing party.

     26. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if
(i) delivered personally, (ii) mailed by registered or certified mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier service or (iv) if applicable, sent via facsimile confirmed in writing to the recipient, in each case as follows:

     If to NAH, to:

            New American Healthcare Corporation
            109 Westpark Drive, Suite 440
            Brentwood, Tennessee 37027
            Attention: President

     and with a copy to:

            Reboul, MacMurray, Hewitt, Maynard & Kristol
            45 Rockefeller Plaza
            New York, New York 10111
            Attention: William J. Hewitt, Esq.
            Facsimile:  (212) 841-5725

     If to Martin, to:

            Mr. Robert M. Martin
            919 Stuart Lane
            Nashville, Tennessee 37207

     and with a copy to:

            Sherrard & Roe, PLC
            424 Church Street


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


            Nashville, Tennessee 37219
            Attention: Thomas J. Sherrard III, Esq.
            Facsimile: (615) 742-4539


            IN WITNESS WHEREOF, NAH and Martin have executed and delivered this Severance Agreement and Release as of the day and year first above written.

                                        NEW AMERICAN HEALTHCARE
                                          CORPORATION



                                        By:
                                            ------------------------------
                                            Name:
                                            Title
                           .




                                            ------------------------------
                                                  Robert M. Martin






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


AGREEMENT AND CONSENT

                 As required by Article III, Section C of the Restricted Stock Agreement, NAH, Martin and the additional parties to the Restricted Stock Agreement, AGREE and CONSENT to the modification to the Restricted Stock Agreement made pursuant to paragraph 3(e) hereof as of the date first written above. All parties, including NAH and Martin, as evidenced by their signatures above, further AGREE that the last sentence of Article III, Section C of the Restricted Stock Agreement is hereby deleted in its entirety and replaced with the following text:

         "This Agreement may not be amended or modified nor any provisions waived except in a writing signed by the Company and the party against whom enforcement of such amendment or modification is to be made; provided, however, that no amendment or modification shall discriminate against or increase the obligations hereunder of any party without the consent of such party."

Except as amended hereby, all terms and provisions of the Restricted Stock Agreement shall remain in full force and effect.

WELSH, CARSON, ANDERSON & STOWE VII, L.P.
By WCAS VII Partners, General Partner


By:
    -------------------------------
         General Partner

WCAS Healthcare Partners, L.P.
By WCAS HP Partners, General Partner


By:
    -------------------------------
         General Partner




-----------------------------------
Patrick J. Welsh




-----------------------------------
Russell L. Carson





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



-----------------------------------
Bruce K. Anderson




-----------------------------------
Richard H. Stowe




-----------------------------------
Andrew M. Paul




-----------------------------------
Thomas E. McInerney




-----------------------------------
Laura VanBuren




-----------------------------------
James B. Hoover




-----------------------------------
Robert A. Minicucci




-----------------------------------
Anthony J. de Nicola





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


DAVID F. BELLET - TRUSTEE
    PROFIT SHARING PLAN DLJSC
    CUSTODIAN FBO DAVID F. BELLET


By:
   --------------------------------


HORIZON INVESTMENTS ASSOCIATES, I


By:
   --------------------------------




-----------------------------------
Dana C. McLendon, Jr.




-----------------------------------
Craig B. Watson




-----------------------------------
Timothy S. Hill




-----------------------------------
Neil McLean






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


                                    EXHIBIT A


                                ROBERT M. MARTIN
--------------------------------------------------------------------------------



February 12, 1999


Board of Directors
New American Healthcare Corporation
109 Westpark Drive, Suite 440
Brentwood, Tennessee 37027

Dear Sirs:

New American Healthcare Corporation is a wonderful company having many talented and dedicated people working for its success as evidenced by growth to 11 hospitals in nine states with revenue of over $215 million. I have had the most gratifying experience of my professional life in leading the company over the past four years. However, it is now time for me to step out of the day-to-day responsibilities of running New American leaving that to the great management team that has been assembled. I remain supportive, but at a more distant level. I intend to take a break from the incredible pace I have been keeping for so long, both at New American and previously at HealthTrust, and enjoy some of the personal aspects of my life more, but I will remain very interested in New American's success.

Therefore, I hereby resign as a Director and as Chairman, President and Chief Executive Officer of New American Healthcare Corporation, and from all other positions I may hold with New American Healthcare Corporation or any of its subsidiaries or affiliates, effective February 22, 1999.

Very truly yours,

/s/ Robert M. Martin
Robert M. Martin




             919 Stuart Lane - Brentwood, TN 37027 - (615) 370-8330

STATE OF TENNESSEE     )
                       )      ss.:
COUNTY OF WILLIAMSON   )


                  On the ______ day of _________, 1999, before me personally came Robert M. Martin, to me known, and known to be the same person described herein and who executed the foregoing Severance Agreement and Release, and who duly acknowledged to me that he executed the same.


                                              ------------------------------
                                                        Notary Public








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